Exhibit 5.1

July 17, 2019

Westlake Chemical Corporation

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

United States of America

Ladies and Gentlemen:

We have acted as special counsel to Westlake Chemical Corporation, a Delaware corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-213548) ) of €700,000,000 aggregate principal amount of 1.625% fixed rate senior unsecured notes due 2029 (the “Securities”) to be issued under an indenture dated as of January 1, 2006 (the “Base Indenture”) between the Company, the potential subsidiary guarantors listed therein and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, National Association), as trustee (the “Trustee”), as supplemented and amended by a twelfth supplemental indenture dated as of July 17, 2019 (the “Twelfth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. Such registration statement, as amended as of its most recent effective date (July 10, 2019), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibit 25.1 is herein called the “Registration Statement.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Base Indenture;

(c)	an executed copy of the Supplemental Indenture;

(d)	a copy of the Securities in global form as executed by the Company and authenticated by the Trustee; and

(e)

copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

Westlake Chemical Corporation, p. 2

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) we express no opinion with respect to the effect of any mandatory choice of law rules.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

The foregoing opinion is limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

Westlake Chemical Corporation, p. 3

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated July 10, 2019 relating to the Securities, under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David I. Gottlieb
David I. Gottlieb, a Partner